Exhibit 99.3

Independent Accountants’ Report

To the Board of Directors of General Motors Acceptance Corporation, Deutsche Bank Trust Company, and JPMorgan Chase Bank:

We have examined management’s assertion that General Motors Acceptance Corporation (the “Company”) has complied, as of December 31, 2003, and for the period from the respective dates of sale for each trust to December 31, 2003, with its established minimum servicing standards described in the accompanying Management’s Assertion dated March 1, 2004, as it relates to the Capital Auto Receivables Asset Trust 2003-1, the Capital Auto Receivables Asset Trust 2003-2 and the Capital Auto Receivables Asset Trust 2003-3. Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with its minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of December 31, 2003, and for the period from the respective dates of sale for each trust to December 31, 2003, is fairly stated, in all material respects based on the criteria set forth in the Appendix.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

March 1, 2004
Detroit, Michigan

Management’s Assertion

March 1, 2004

As of December 31, 2003, and for the period from the respective dates of sale for each trust to December 31, 2003, General Motors Acceptance Corporation (the “Company”) has complied, in all material respects, with the Company’s established minimum servicing standards for retail auto loans as set forth in the attached Appendix (the “Standards”), as it relates to the Capital Auto Receivables Asset Trust 2003-1, the Capital Auto Receivables Asset Trust 2003-2 and the Capital Auto Receivables Asset Trust 2003-3. The Standards are based on the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing retail auto loans.

/s/ Jerome B. Van Orman, Jr.
Jerome B. Van Orman, Jr.
Vice President-Finance and Chief Financial Officer of GMAC North American Operations

/s/ Linda K. Zukauckas
Linda K. Zukauckas
Controller and Principal Accounting Officer

APPENDIX

GENERAL MOTORS ACCEPTANCE CORPORATION’S MINIMUM SERVICING STANDARDS

I.	CUSTODIAL BANK ACCOUNTS

1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

☐	be mathematically accurate;
☐	be prepared within forty-five (45) calendar days after the cutoff date;
☐	be reviewed and approved by someone other than the person who prepared the reconciliation; and
☐	document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.	Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor’s or a borrower’s account.

3.	Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.	PAYMENTS

1.	Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.	Payments made in accordance with the borrower’s loan documents shall be posted to the applicable account records within two business days of receipt.

3.	Payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the loan documents.

4.	Payments identified as loan payoffs shall be allocated in accordance with the loan documents.

III.	DISBURSEMENTS

1.	Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of the borrower or investor shall be posted within two business days to the account or investor’s records maintained by the servicing entity.

3.	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

IV.	RECEIVABLE ACCOUNTING

1.	The servicing entity’s receivable records shall agree with, or reconcile to, the records of the borrower with respect to the unpaid principal balance on a monthly basis.

V.	DELINQUENCIES

1.	Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).